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                                                                  Exhibit 23.1

                           [LETTERHEAD OF KPMG LLP]


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Transmedia Network Inc.:

We consent to incorporation by reference in the registration statement dated February 16, 1998, on Form S-8 of Transmedia Network Inc. and subsidiaries of our report dated December 10, 1998, relating to the consolidated balance sheets and financial statement schedules of Transmedia Network Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows and financial statement schedules for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on form 10-K of Transmedia Network Inc.

KPMG LLP

Miami, Florida
February 8, 1999